FOR IMMEDIATE RELEASE

QUARTET MERGER CORP ANNOUNCES FIRST QUARTER 2014 RESULTS FOR ITS MERGER TARGET, PANGAEA LOGISTICS SOLUTIONS LTD

New York, NY– June 25, 2014 – Quartet Merger Corp. (NASDAQ:QTET; QTETU; QTETR) (“Quartet”) today announced unaudited financial results for the three months ended March 31, 2014 for its intended merger target, privately held Pangaea Logistics Solutions Ltd. (“Pangaea” or the “Company”).

Eric Rosenfeld, Quartet’s Chairman and Chief Executive Officer commented, “We are very pleased with Pangaea's first quarter results and we believe that they show great progress toward the achievement of Pangaea’s 2014 net income earnout target of $27.3 million.”

Q1 2014 HIGHLIGHTS

For the first quarter of 2014, Pangaea reported revenue of $114.2 million, an increase of 20.1%, compared with $95.1 million in the first quarter of 2013. Higher revenue growth was predominately due to an increase in shipping days as well as the Company’s average TCE (time charter equivalent) rate.

Income from operations for the quarter totaled $10.1 million, an increase of 53.7% compared with $6.5 million for the first quarter of 2013. This increase was due to both higher revenues and an increase in operating profit margins from 6.9% in 2013 to 8.8% in 2014.

Net income attributable to Pangaea Logistics Solutions for the quarter was $6.6 million, an increase of 43.5% compared with $4.6 million in the first quarter of 2013.

About Quartet Merger Corp.

Quartet was incorporated in Delaware on April 19, 2013 as a blank check company whose objective is to effect a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business. On November 1, 2013, Quartet consummated its initial public offering (“IPO”) of 8,400,000 units, each unit consisting of one share of common stock and one right to automatically receive one-tenth of one share of common stock upon consummation of an Initial Business Combination. The units were sold at an offering price of $10.00 per unit, generating gross proceeds of $84,000,000. On November 5, 2013, Quartet consummated the sale of an additional 1,260,000 units that were subject to the underwriters’ over-allotment option, for aggregate additional proceeds of $12,600,000. Simultaneously with each of the consummation of the IPO and the exercise of the over-allotment option, Quartet consummated a private placement of an aggregate of 608,125 units to its Sponsors and EarlyBirdCapital, Inc., (“EBC”)the representative of the underwriters of its IPO, and their respective designees. The private units were sold at an offering price of $10.00 per unit, generating gross proceeds of $6,081,250. Of the net proceeds from Quartet’s IPO (including the exercise of the over-allotment option), $92,410,500, plus $6,081,250 received from the Private Placement for an aggregate of $98,491,750, was placed in a trust account.

Jefferies LLC is the lead advisor in connection with the merger and will receive a fee in connection therewith.  In addition, EBC acted as managing underwriter of Quartet’s IPO and as Quartet’s investment banker and will receive a fee upon consummation of the merger.  Quartet and its directors and executives officers, and Jefferies LLC and EBC may be deemed to be participants in the solicitation of proxies for the special meeting of Quartet’s stockholders to be held to approve the merger.

Stockholders are advised to read Quartet’s first amended proxy statement/registration statement filed on June 24, 2014 and, when available, the definitive proxy statement/registration statement in connection with the solicitation of proxies for the special meeting because these statements contain important information. The definitive proxy statement/registration statement will be mailed to stockholders as of a record date to be established for voting on the merger. Stockholders will also be able to obtain a copy of the proxy statement/registration statement, without charge, by directing a request to: Quartet Merger Corp., 777 Third Avenue, 37th Floor, New York, NY 10017. The preliminary proxy statement/registration statement and definitive proxy statement/registration statement, once available, can also be obtained, without charge, at the Securities and Exchange Commission's internet site (http://www.sec.gov).

Safe Harbor Language

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future financial performance, future growth and future acquisitions. These statements are based on Pangaea’s and Quartet’s managements’ current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, and other risks and uncertainties affecting the operation of Pangaea’s business. These risks, uncertainties and contingencies include: business conditions; weather and natural disasters; changing interpretations of GAAP; outcomes of government reviews; inquiries and investigations and related litigation; continued compliance with government regulations; legislation or regulatory environments; requirements or changes adversely affecting the business in which Pangaea is engaged; fluctuations in customer demand; management of rapid growth; intensity of competition from other providers of logistics and shipping services; general economic conditions; geopolitical events and regulatory changes; the possibility that the merger does not close, including due to the failure to receive required security holder approvals or the failure of other closing conditions; and other factors set forth in Quartet’s filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Further, investors should keep in mind that certain of Pangaea’s financial results are unaudited and do not conform to SEC Regulation S-X and as a result such information may fluctuate materially depending on many factors. Accordingly, Pangaea’s financial results in any particular period may not be indicative of future results. Neither Quartet nor Pangaea is under any obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

Contact

Thomas Rozycki

Managing Director

Prosek Partners

(212) 279-3115

Or

David Sgro

Chief Financial Officer

Quartet Merger Corp

(212)319-7676